IRON MOUNTAIN INCORPORATED

       STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                   1994      1995      1996      1997      1998
                                   ----      ----      ----      ----      ----
Earnings:
  Income (loss) from operations
     before provision (benefit)
     for income taxes             $ 3,241   $ 1,945   $ 1,792   $(4,601)  $ 3,983
     Add: Fixed charges            13,472    17,058    21,939    37,489    61,439
                                   ------    ------    ------    ------    ------
                                  $16,713   $19,003   $23,731   $32,888   $65,422
                                  =======   =======   =======   =======   =======

Fixed Charges:
  Interest expense                $ 8,954   $11,838   $14,901   $27,712   $45,756
  Interest portion of rent
    expense                         4,518     5,220     7,038     9,777    15,683
                                    -----     -----     -----     -----    ------
                                  $13,472   $17,058   $21,939   $37,489   $61,439
                                  =======   =======   =======   =======   =======

Ratio of earnings to fixed charges   1.2x       1.1x      1.1x      0.9x      1.1x
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